Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

HOME FINANCIAL BANCORP ANNOUNCES
DECISION TO TERMINATE SEC REPORTING
AND NASDAQ LISTING

        Spencer, Ind. — (Feb. 22, 2005) — Home Financial Bancorp (“Company”) (NASDAQ: HWEN), an Indiana corporation which is the holding company for Owen Community Bank, s.b. (“Bank”), based in Spencer, Indiana, announced today that it plans to transition to become a private company by filing on February 28, 2005, a Form 15 with the Securities and Exchange Commission (the “SEC”) to deregister its common stock and suspend reporting obligations under the Securities Exchange Act of 1934. Under the SEC’s rules, a company, like Home Financial, with fewer than 300 record holders may voluntarily terminate the registration of its securities by filing a Form 15 with the SEC pursuant to which it certifies that the number of record holders of the class of securities registered is less than 300. The Company as of the date hereof has approximately 280 record holders.

        “Our Board of Directors decided to take this action,” said Kurt Rosenberger, Home Financial’s President and CEO, “because we believe that the advantages of continuing as a public company are far outweighed by the disadvantages. As a public reporting company, Home Financial incurs significant accounting, legal and administrative costs that are associated with compliance with the SEC’s reporting requirements, which can be expected to increase due to recent legislation. We believe that the cost savings we will realize by going private will have a positive impact on the Company’s results of operation and will allow management to focus more of their attention on the Company’s business. The Company’s shares trade infrequently. Therefore, management and the directors believe that any negative impact on the liquidity of the shares as a result of de-registering and de-listing will be minimal.”

        Immediately upon the filing of the Form 15, Home Financial will no longer file periodic reports with the SEC, including Forms 10-K, 10-Q and 8-K, and the Company’s shares will be voluntarily delisted from trading on the Nasdaq SmallCap Market. Deregistration of Home Financial’s common stock is expected to become effective within 90 days of filing. Although the Company’s common stock will cease to be eligible for trading on Nasdaq once the Form 15 is filed, the Company anticipates that its common stock will be quoted on the OTC Bulletin Board or in the pink sheets after it ceases to be a public company, to the extent market makers continue to make a market in its shares. No guarantee, however, can be made that trading will continue.

        Home Financial Bancorp and Owen Community Bank, s.b., an FDIC-insured federal stock savings bank, operate from headquarters in Spencer, Indiana, and a branch office in Cloverdale, Indiana.

        Forward-looking statements made herein reflect management’s expectations as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of the company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the company’s most recent annual report on Form 10-KSB, which disclosures are incorporated by reference herein. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

CONTACT:	Home Financial Bancorp Kurt D. Rosenberger, 812-829-2095